Exhibit 4.1

AMENDMENT NO. 1

TO

CLASS K WARRANT AGREEMENT

This Amendment No. 1 to Class Warrant Agreement, dated as of June 28, 2016 (this “Amendment”), is made by and between SANUWAVE Health, Inc. (the “Company”) and HealthTronics, Inc. (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement (as defined below).

WHEREAS, the Company and Holder are parties to that certain Class K Warrant Agreement dated as of June 15, 2015 (the “Warrant Agreement”) pursuant to which the Company issued to Holder a warrant to purchase up to 3,310,000 shares of Common Stock of the Company;

WHEREAS, the Company and Sanuwave, Inc., a subsidiary of the Company (“Borrower”) are parties to that certain Promissory Note due January 31, 2017 dated August 1, 2005 in the original principal amount of $2,000,000 and that certain Promissory Note due January 31, 2017 dated August 1, 2005 in the original principal amount of $2,000,000 (as amended from time to time, together, the “Promissory Notes”), pursuant to which Holder extended loans to Borrower;

WHEREAS, simultaneous with the execution of this Amendment, Borrower, the Company and Holder are further amending the Promissory Notes (pursuant to a Second Amendment to Promissory Notes) to, among other things, extend the maturity date of the Promissory Notes upon the terms and subject to the conditions set forth in such Second Amendment to Promissory Notes; and

WHEREAS, in consideration for Holder’s agreeing to further amend the Promissory Notes as described above, the Company has agreed to amend the terms of the Warrant Agreement (pursuant to Section 12 of the Warrant Agreement) to (1) increase the amount of Warrant Shares for which the warrant is exercisable from 3,310,000 shares to 5,200,000 shares (subject to further adjustment under the terms of the Warrant Agreement), and (2) after giving effect to the foregoing clause (1), reduce the initial Warrant Price for all of the Warrant Shares to $0.08 per share (subject to further adjustment under the terms of the Warrant Agreement).

NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

ARTICLE I

AGREEMENTS

Section 1.1     Increase in Warrant Shares; Decrease in Warrant Price. The number of Warrant Shares that Holder is entitled to purchase under the Warrant Agreement is hereby increased to a total of 5,200,000 Warrant Shares (subject to further adjustment to the extent applicable as provided in the Warrant Agreement), and after giving effect to the foregoing increase, the Warrant Price for each of the Warrant Shares is hereby decreased to $0.08 per share (subject to further adjustment to the extent applicable as provided in the Warrant Agreement). In furtherance of the foregoing, the second paragraph of the Warrant Agreement (which starts with the phrase “This is to certify that, for value received, HealthTronics, Inc.”) is hereby amended and restated in its entirety to read as follows:

“This is to certify that, for value received, HealthTronics, Inc. and its sucessors and assigns (each, a “Holder”) is entitled to purchase from SANUWAVE HEALTH, INC. (the “Company”), on the terms and conditions hereinafter set forth, all or any part of 5,200,000 shares (which number may be adjusted as provided herein) (“Warrant Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”), at an initial purchase price of $0.08 per share (which amount may be adjusted as provided herein) (“Warrant Price”). Upon exercise of this warrant in whole or in part, a certificate for the Warrant Shares so purchased shall be issued and delivered to the Holder. If, at any time prior to the Expiration Date (as defined below), less than the total warrant is exercised, a new warrant of similar tenor shall be issued for the unexercised portion of the warrant represented by this Agreement.”

In addition, the caption at the top of the Warrant Agreement that reads “Warrant for the Purchase of 3,310,000 Shares of Common Stock” is hereby amended and restated to read as “Warrant for the Purchase of 5,200,000 Shares of Common Stock”.

ARTICLE II

GENERAL PROVISIONS

Section 2.1     Company Representations.

(a)     The Company hereby represents and warrants to Holder that from June 15, 2015 through the date hereof, no event or circumstance has occurred (excluding the effect of this Amendment) that would have resulted in an adjustment to the number of Warrant Shares or the Warrant Price under the terms of the Warrant Agreement (including Section 3 thereof).

(b)     All Warrant Shares which may be issued upon the exercise of the warrant issued under the Warrant Agreement (after giving effect to this Amendment) have been duly authorized and shall, upon issuance, be validly issued, fully paid and nonassessable; and will be issued in compliance with all applicable federal and state securities laws.

(c)     The Company's summary capitalization table attached hereto is true and complete as of June 28, 2016. Except as set forth on such capitalization table, as of such date, the Company does not have outstanding any capital stock or rights or securities exercisable for or convertible into any capital stock of the Company.

(d)     All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Amendment. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Amendment the valid and enforceable obligations they purport to be, and this Amendment constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms. The Company has authorized and reserved for issuance sufficient Warrant Shares to allow for the full exercise of the warrant issued under the Warrant Agreement after giving effect to this Amendment.

(e)     The authorization, execution and delivery of this Amendment will not constitute or result in a default or violation of any law or regulation applicable to the Company or any term or provision of the Company’s Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Amendment.

Section 2.2     Ratification; Entire Agreement. This Amendment shall not affect any terms or provisions of the Warrant Agreement other than those amended hereby and is only intended to amend, alter or modify the Warrant Agreement as expressly stated herein. Except as amended hereby, the Warrant Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Warrant Agreement, as amended by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 2.3     Counterparts; Delivery. This Amendment may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. In the event that any signature to this Amendment or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 2.4     Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 2.5     Severability. If any term or other provision of this Amendment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not invalidate or render unenforceable such term or provision in any other jurisdiction, and all other provisions of this Amendment shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 2.6     Assignment. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by the Company (whether by operation of law or otherwise) without the prior written consent of Holder. Any attempted assignment of this Amendment not in accordance with the terms of this Section 2.6 shall be void and of no force or effect.

Section 2.7     Headings. The headings, captions and arrangements used in this Amendment are for convenience only and will not affect the interpretation of this Amendment.

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IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

COMPANY: SANUWAVE HEALTH, INC. By: Name: Lisa E. Sundstrom Title: Chief Financial Officer HOLDER: HEALTHTRONICS, INC. By: Name: Title:

Capitalization Table of the Company as of June 27, 2016

SANUWAVE Health, Inc.
Capitalization Table
as of June 27, 2016
BEFORE AMENDMENT
(CONFIDENTIAL)

	Shares

Common stock issued	104,178,421

Warrants	49,998,481	See below

Options	13,373,385

	167,550,287

			Public Offering	Senior Note Conversion	2013 PIPEs	JDF Convert. Note	HTRN Note Amend	Public Offering	Convertible Notes	2014 Private
Placement
Warrant		Class F	Class G	Class H	Class I	Class J	Class K	Class L	Class M	Series A
Summary		Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants

	# of warrants	300,000	1,503,409	1,988,095	1,043,646	4,641,667	3,310,000	33,018,337	1,943,333	2,249,994

	Exercise price	$ 0.35	$ 0.80	$ 0.80	$ 0.85	$ 0.44	$ 0.55	$ 0.08	$ 0.06	$ 0.50

	Warrant Expiration	Feb, 2018	Jul, 2018	Jul, 2018	Sep-Dec, 2018	Feb, 2019	Jun, 2025	Mar, 2019	Feb, 2021	Mar, 2019